Exhibit 99.1
Contact:
McDavid Stilwell
GTx, Inc.
Director, Corporate Communications & Financial Analysis
901-523-9700
GTx, INC. REPORTS THIRD QUARTER 2009 CORPORATE RESULTS
MEMPHIS, TENN. — November 9, 2009 — GTx, Inc. (Nasdaq: GTXI) today reported financial results for the third quarter of 2009. The net loss for the third quarter and nine months ended September 30, 2009 was $12.8 million and $35.4 million, respectively, compared with a net loss of $11.9 million and $37.9 million for the same periods in 2008. At September 30, 2009 GTx had cash, cash equivalents and short-term investments of $55.5 million.
“Following the FDA’s response on the toremifene 80 mg NDA, we are committed to working with the agency to understand the next steps required to bring this drug to patients,” said Mitchell S. Steiner, MD, CEO of GTx. “We have this important product as well as a valuable pipeline of first in class drugs addressing large unmet medical needs which are advancing in clinical development.”
Clinical Development and Product Candidate Pipeline Updates
•	Toremifene 80 mg to reduce fractures in men with prostate cancer on androgen deprivation therapy (ADT): In October 2009, GTx received a Complete Response Letter from the United States Food and Drug Administration (FDA) regarding its New Drug Application (NDA) for toremifene 80 mg to reduce fractures in men with prostate cancer on ADT. GTx has requested a meeting with the FDA to determine the appropriate next steps regarding the NDA.
•	Toremifene 20 mg for the prevention of prostate cancer in men with high grade prostatic intraepithelial neoplasia (PIN): The last patient will complete the toremifene 20 mg Phase III high grade PIN clinical trial in the first quarter of 2010. GTx plans to announce results of the clinical trial in 2010.
•	The GTx and Merck & Co. Inc. collaboration for the discovery, development and commercialization of selective androgen receptor modulators (SARMs): GTx and Merck are finalizing plans to initiate a Phase II clinical trial evaluating Ostarine™ (designated by Merck as MK-2866) for the treatment of muscle loss in patients with chronic obstructive pulmonary disease in the first quarter of 2010 and to initiate a Phase IIb clinical trial evaluating Ostarine™ for the treatment of chronic sarcopenia in 2010.
•	GTx-758, an oral luteinizing hormone (LH) inhibitor for the treatment of advanced prostate cancer: In 2009, GTx evaluated GTx-758 in healthy male volunteers in two Phase I clinical trials, a single ascending dose clinical trial completed in the second quarter and a multiple ascending dose clinical trial completed in October 2009. GTx-758 was well tolerated in both trials. GTx is planning to initiate Phase II clinical development of GTx-758 in 2010.
Third quarter 2009 financial highlights
The net loss for the quarter ended September 30, 2009 was $12.8 million compared with a net loss of $11.9 million for the same period in 2008.
Revenues for the third quarter of 2009 were $3.6 million compared to $3.0 million for the same period in 2008. Revenues included net sales of FARESTON® (toremifene citrate) 60 mg, marketed for the treatment of metastatic breast cancer in postmenopausal women, and collaboration revenue from our collaborations with Ipsen Developments Limited and Merck & Co., Inc. Net sales of FARESTON® were $719,000 and $315,000 for the three months ended September 30, 2009 and 2008, respectively. Collaboration revenue was $2.9 million and $2.7 million for the third quarter of 2009 and 2008, respectively.
For the three months ended September 30, 2009 and 2008, research and development expenses were $8.1 million and $9.2 million, respectively. General and administrative expenses increased during the three months ended September 30, 2009 to $8.0 million from $6.1 million for the three months ended September 30, 2008.
At September 30, 2009 GTx had cash, cash equivalents and short-term investments of $55.5 million.
Conference Call
There will be a conference call today at 9 a.m. Eastern Time to discuss GTx’s third quarter financial results and to provide a company update. To listen to the conference call, please dial:
•	866-515-2911 from the United States and Canada or

•	617-399-5125 (International)
The access code for the call is 28283960.

A playback of the call will be available beginning today at 11:00 a.m. Eastern Time through November 23, and may be accessed by dialing:
•	888-286-8010 from the United States and Canada or
•	617-801-6888 (International)
The reservation number for the replay is 85179087.
Additionally, you may access the live and subsequently archived webcast of the conference call from the Investor Relations section of the company’s website at http://www.gtxinc.com.
About GTx
GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development, and commercialization of small molecules that selectively target hormone pathways to prevent and treat cancer, fractures and bone loss, muscle loss and other serious medical conditions. GTx is pursuing marketing approval in the United States for toremifene 80 mg to reduce fractures in men with prostate cancer on ADT. In October 2009, GTx received a Complete Response Letter from the United States Food and Drug Administration regarding its New Drug Application for toremifene 80 mg. GTx is also developing toremifene 20 mg in an ongoing pivotal Phase III clinical trial for the prevention of prostate cancer in high risk men with high grade prostatic intraepithelial neoplasia. GTx has licensed to Ipsen Developments Limited exclusive rights in the European Union, Switzerland, Norway, Iceland, Lichtenstein, and the Commonwealth of Independent States to develop and commercialize toremifene for all indications which GTx has licensed from Orion Corporation. In December 2007, GTx and Merck & Co., Inc. entered into a collaboration to discover and develop selective androgen receptor modulators, or SARMs, a new class of drugs with the potential to treat chronic sarcopenia, which is the loss of skeletal muscle mass resulting in reduced physical strength and ability to perform activities of daily living and other musculoskeletal wasting or muscle loss conditions, including muscle loss in patients with chronic obstructive pulmonary disease. GTx and Merck are evaluating multiple SARM product candidates, including Ostarine™ (designated by Merck as MK-2866) and MK-0773, for a variety of musculoskeletal wasting indications. GTx is also developing GTx-758, an oral luteinizing hormone inhibitor for the treatment of advanced prostate cancer.
Forward-Looking Information is Subject to Risk and Uncertainty
This press release contains forward-looking statements based upon GTx’s current expectations. Forward-looking statements include, but are not limited to, statements relating to GTx’s plans to continue to pursue marketing approval for toremifene 80 mg and the continued development of GTx’s other product candidates, including statements relating to clinical trial initiation and completion. Forward-looking statements involve risks and uncertainties. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks (i) that GTx and its collaboration partners will not be able to commercialize their product candidates if clinical trials do not demonstrate safety and efficacy in humans, including in any additional clinical trials that GTx may conduct in connection with the NDA for toremifene 80 mg to reduce fractures in men with prostate cancer on ADT; (ii) that GTx may not be able to obtain required regulatory approvals to commercialize its product candidates, including toremifene 80 mg to reduce fractures in men with prostate cancer on ADT, in a timely manner or at all; (iii) that clinical trials being conducted or planned to be conducted by GTx and its collaboration partners may not be initiated or completed on schedule, or at all, or may otherwise be suspended or terminated; (iv) related to GTx’s dependence on its collaboration partners for product candidate development and commercialization efforts; (v) related to GTx’s reliance on third parties to manufacture its product candidates and to conduct its clinical trials; and (vi) that GTx could utilize its available cash resources sooner than it currently expects and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product candidate development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s quarterly report on Form 10-Q filed August 10, 2009 contains under the heading, “Risk Factors,” a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

GTx, Inc.
CONDENSED BALANCE SHEETS
(in thousands, except share data)

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$47,457	$95,510
Short-term investments	8,085	2,157
Accounts receivable, net	373	487
Inventory	151	92
Prepaid expenses and other current assets	1,514	1,778

Total current assets	57,580	100,024
Property and equipment, net	3,638	3,988
Intangible and other assets, net	3,839	4,097

Total assets	65,057	$108,109

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$856	$2,821
Accrued expenses	6,047	6,666
Deferred revenue — current portion	11,522	11,490

Total current liabilities	18,425	20,977
Deferred revenue, less current portion	46,145	54,732
Other long term liabilities	463	382
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value: 60,000,000 shares authorized; 36,420,901 shares issued and outstanding at September 30, 2009 and 36,392,443 shares issued and outstanding at December 31, 2008	36	36
Additional paid-in capital	357,287	353,900
Accumulated deficit	(357,299)	(321,918)

Total stockholders’ equity	24	32,018

Total liabilities and stockholders’ equity	$65,057	$108,109

GTx, Inc.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Product sales, net	$719	$315	$2,427	$846
Collaboration revenue	2,881	2,734	8,626	9,684

Total revenue	3,600	3,049	11,053	10,530
Costs and expenses:
Cost of product sales	344	192	1,123	482
Research and development expenses	8,123	9,244	24,181	33,613
General and administrative expenses	7,982	6,107	21,464	16,781

Total costs and expenses	16,449	15,543	46,768	50,876

Loss from operations	(12,849)	(12,494)	(35,715)	(40,346)
Interest income	29	568	140	2,434

Loss before income taxes	(12,820)	(11,926)	(35,575)	(37,912)
Income tax benefit	—	—	194	—

Net loss	$(12,820)	$(11,926)	$(35,381)	$(37,912)

Net loss per share:
Basic and diluted	$(0.35)	$(0.33)	$(0.97)	$(1.05)

Weighted average shares used in computing net loss per share:
Basic and diluted	36,418,745	36,348,717	36,413,521	36,277,229